Pricing Supplement dated April 29, 2005 	                 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	           TOYOTA MOTOR CREDIT CORPORATION

             Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $50,000,000		     Trade Date: April 29, 2005
Issue Price: 100.00%			     Original Issue Date: May 4, 2005
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $49,985,000
   Terms of the Notes -- Interest"	     Principal's Discount
Interest Payment Period: Monthly	 	or Commission: 0.03%
Stated Maturity Date: November 6, 2006
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	      [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note	             (Fixed Rate Commencement
              (Fixed Interest Rate): 	              Date):
   [ ]  Other Floating Rate Note	             (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
              [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
              [X]  LIBOR     [ ]  Treasury Rate	       [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

   Initial Interest Reset Date: June 6, 2005	   Spread (+/-): -0.06%
   Interest Rate Reset Period: Monthly		   Spread Multiplier:  N/A
   Interest Reset Dates: the 6th of each	   Maximum Interest Rate: N/A
      calendar month, commencing June 6, 2005
   Interest Payment Dates: the 6th of each	   Minimum Interest Rate:  N/A
      calendar month, commencing June 6, 2005	   Index Maturity: 1 month
  						   Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from May 4, 2005 to November 6, 2006
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

	               ___________________________

                          UBS Investment Bank

                    ADDITIONAL TERMS OF THE NOTES

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on April 29, 2005 minus 0.06%.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated April 29, 2005 and an Appointment Agreement Confirmation dated April 29, 2005 (collectively, the "Agreement") between TMCC and UBS Securities LLC ("UBS"), UBS, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. UBS may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

		Under the terms and conditions of the Agreement, UBS is committed to take and pay for all of the Notes offered hereby if any are taken.